Exhibit 10.26

FORM OF EMPLOYEE RESTRICTED STOCK UNIT AWARD LETTER

This award letter sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2005 Omnibus Incentive Plan (the “Plan”).  Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter.

1.             Grant of RSUs

You have been granted the number of RSUs set forth in the grant header information for this grant on the Wealthviews online equity platform.  Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the RSU.  You have also been awarded Dividend Equivalents on your RSUs, as described more fully below.  You do not need to pay any purchase price to receive the RSUs granted to you by this award letter.

2.             Vesting of RSUs

(a)
General Vesting Schedule.  Unless they vest on an earlier date as provided in sub-paragraph (b), (c) or (d) below, your RSUs will vest in installments as set forth in the grant header information for this grant on the Wealthviews online equity platform, provided that you are an employee of the Company or one of its subsidiaries on each such date.

(b)
Death or Disability.  If your employment terminates by reason of death or Disability, all of your RSUs will immediately vest upon your termination of employment.  For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Committee.

(c)
Retirement.  If your employment terminates by reason of Retirement, all of your RSUs will immediately vest.  For purposes of this provision, “Retirement” means termination of employment with the Company and its subsidiaries either (i) after your attainment of age 65 with 5 years of service, or (ii) when your termination is preceded by at least 5 continuous years of service and the sum of your age plus years of service equals or exceeds 75 years.  For purposes of this definition, “years of service” refers to “vested service” with the Company or its subsidiaries as determined under the Retirement Plan of Flushing Savings Bank, FSB.

(d)
Change in Control.  All of your RSUs will immediately vest upon the occurrence of a Change in Control (as defined in the Plan), if you are an employee of the Company or its subsidiaries at the time of such Change in Control.

(e)
Forfeiture upon other Termination of Employment.  If your employment terminates for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your employment will be forfeited.

(f)
Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

3.            Grant of Dividend Equivalents

(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your RSUs covered by this award letter.

(b)
Cash Dividends.  The Dividend Equivalents that you have been awarded entitle you to receive, at each time cash dividends are paid on the Common Stock, a cash payment for each of your then outstanding RSUs (whether or not vested) equal to the amount of the dividend paid on a share of Common Stock.

(c)
Stock Dividends.  In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your then outstanding RSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock.  Such Common Stock or other property will be paid to you at the time of settlement of the underlying RSU and will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying RSU with respect to which it was paid.

4.            Settlement of RSUs; Delivery of Shares.

(a)
Your RSUs that vest under paragraph 2 above will be settled on their vesting dates, except as follows.   If you both (1) are or will become eligible for Retirement prior to the last scheduled vesting date, and (2) are a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as determined by the Board of Directors in accordance with the election made by the Company for determining specified employees (a “Specified Employee”), your RSUs will be settled as provided in paragraphs 4(b), 4(c) and 4(e) below.  If you are or will become eligible for Retirement prior to the last scheduled vesting date, whether or not you are a Specified Employee, your RSUs will be settled as provided in paragraphs 4(d) and 4(e) below.  As soon as practicable after the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date.  The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.  The shares of Common Stock delivered upon the settlement of your RSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

(b)
If your RSUs vest on account of your Retirement and you are a Specified Employee, the settlement of your RSUs will be delayed until, and will occur on, the six month anniversary of your Retirement (or the date of your death if sooner).

(c)
If your RSUs vest on account of a Disability that does not qualify as  the date you become disabled under Section 409A and you are a Specified Employee, settlement of your RSUs will be delayed until, and will occur on, the six month anniversary of your termination of employment (or the date of your death if sooner).

(d)
If your RSUs vest on account of a Change of Control that does not qualify as a “change of control” under Section 409A, settlement of your RSUs will be delayed until, and will occur on, the earliest of: (i) the scheduled vesting date under paragraph 2(a) above; (ii) the date of your termination of employment (or the six month anniversary of your termination of employment if you are a Specified Employee); (iii) the date of your death; or (iv) the occurrence of a Change of Control which qualifies as a “change of control” under Section 409A.

(e)
Notwithstanding paragraphs 4(b), 4(c) and 4(d) above, settlement upon your termination of employment shall not occur unless your termination of employment is also a “separation from service” (within the meaning of Code Section 409A.

5.            Income Tax Withholding

(a)
You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your RSUs.  You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the settlement of such RSUs.  If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(b)
You must make your election regarding the manner in which your withholding obligation will be satisfied on the Wealthviews online equity platform.  To make the election, go to the Restricted Elections screen and select the Tax Election column.  If no election is made, the Company will withhold shares to satisfy the withholding election.

(c)	All cash payments of Dividend Equivalents will be net of any required withholding.

(d)
The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws.  The total amount of income you recognize and tax withheld with respect to your RSUs and Dividend Equivalents will be reported on your Form W-2 in the year in which you recognize the income with respect to that portion of the award.  Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

6.            Other Provisions of RSUs

(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs.

(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(c)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.

7.            Administration of the Plan

The Plan is administered by the Committee.  The Committee has authority to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan.  All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

It is intended that this award letter comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject you to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this award letter shall be interpreted, operated and administered in accordance with these intentions.

8.            Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the RSUs and Dividend Equivalents granted by this letter, in specified circumstances.  Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of RSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A.

9.             Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, or settlement of RSUs or the receipt of Dividend Equivalents will not be included in the formula for calculating benefits under the Company’s other benefit plans.

10.           Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock (including upon the settlement of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement.  If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

11.           Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan.  By accepting this award you waive any data privacy rights you may have with respect to such information.  You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Senior Vice President/Human Resources; however any such revocation may adversely affect your ability to participate in the Plan.

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Please click “I ACCEPT this grant” below to acknowledge your acceptance of this award.  This letter and the related grant header information contains the formal terms and conditions of your award and accordingly they should be printed and retained in your files for future reference.

Very truly yours,

Maria A. Grasso
Executive Vice President & COO
and Corporate Secretary